AFC Organizational Chart



Cameron Associates, Inc. 50% LLC 50% WMC December 31, 2016
Cameron Enterprises LP Partnership GP – Cameron Associates, Inc. LP – WMC, LLC, and various Cameron Trusts
American Fidelity Corporation CELP 508,054 shares (94.13%) Cameron Family Trusts 27,518 shares (5.10%) WMC/LLC 380 shares (.07%) Non-Family 3.786 shares (.70%)
Home Rentals, Inc. 100% Owned
HR Investment Properties LLC 100% Owned
Lancet Investment Properties, LLC 100% Owned
9000 Broadway LLC 100 % Owned
InvesTrust Wealth Management L.L.C. 100% Owned
InvesTrust Retirement Specialists L.L.C. 100% Owned
InvesTrust Consulting L.L.C. 100% Owned
InvesTrust, N.A. 100% Owned
Enrollcom, Inc. 100% Owned
American Fidelity Int'l Holding, Inc. 100% Owned See Attachment A
AF Apartments, Inc. 100% Owned
Apple Creek Apts, Inc. 100% Owned
Market Place Realty Corp 100% Owned
AF Community Services 100% Owned
Vintage Oakville Cross, L.L.C 100% Owned
AF Professional Employment Group, LLC 100% Owned
Alcott HR Group LLC 100% Owned
Alcott HR Group I, LLC 100% Owned
Virgo Capital Partners OKC, LLC 45% Owned
AF Statutory Trust II 100% Owned
American Fidelity Assurance 100% Owned
AF Securities, Inc. 100% Owned
Hawaii Development LLC 100% Owned
First Financial Securities 100% Owned
Balliet's, L.L.C. 40.5% Owned
Rockport Benefits, L.L.C. 20% Owned
Health Services Administration, L.L.C. 100% Owned
CSV, LLC 69.2% Owned
AF Property Company 100% Owned Real Estate Management
Broadway Tech, L.L.C. 100% Owned
Briarwood Holdings, LLC 100& Owned
AF Property Services, LLC 100% Owned
6303 Portland LLC 100% Owned
Lancet Entertainment, LLC 100% Owned
AF General Agency, Inc. 100% Owned
Oklahoma Winery Partners, LLC 100% Owned
American Public Life Insurance Company 100% Owned
American Fidelity Administrative Services, LLC 100% Owned